Testing the Waters Materials Related to Series #GODFATHER

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#GODFATHER

'71 THE GODFATHER SCREENPLAY

THIS INITIAL OFFERING IS COMING SOON!

CURRENT VALUE: $13,000

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DETAILS GALLERY LEGAL

[Picture of Underlying Asset to be Added]

ASSET SPECIFICATIONS

Title	The Godfather
Author	Mario Puzo and Francis Ford Coppola
Memorabilia Type	Working Script
Format/Binding	Embossed leatherette wrappers
Book Condition	General wear to working script
Rarity	1 of 1 (2nd Draft)
Edition	Second Draft
Binding	Hardcover
Publisher	Paramount Pictures
Place of Publication	New York
Date Published	March 1, 1971

#GODFATHER | $13K

COMPARABLE ASSET VALUE

ASSET VALUE

+192.6%

TRANSACTIONS

3

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Date	Sale Price	Source/ Sale Venue
The Godfather Original Screenplay (3rd Draft)	1/26/2014	$3,500.00	Bonhams
The Godfather Original Screenplay (2nd Draft)	6/13/2019	$6,400.00	Juliens
The Godfather Original Screenplay (3rd Draft)	12/3/2020	$10,240.00	Juliens

“It's a bloody good story, or a good bloody story and you can't take that away from it. Puzo's book hasn't half its artifice and style.”

THE GUARDIAN

August 1972

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#GODFATHER | *Visuals*

#GODFATHER includes the line “Leave the gun,” but actor Richard Castellano would immortalize the quotation when he improvised: “Take the Cannoli.”

LAUNCH GALLERY ›

#GODFATHER | *Timeline*

Oct. 1920 Mario Puzo is born to poor, illiterate immigrant parents from Avellino, Naples in Hell's Kitchen, New York City.

Apr. 1939 Godfather director and cowriter, Francis Ford Coppola is born in Detroit, Michigan.

Mar. 1969 Mario Puzo publishes his book, The Godfather. The novel becomes a bestseller, remaining on The New York Times bestsellers list for sixty-seven weeks.

Mar. 1972 The Godfather is released in the United States. Despite grossing only ~$302K in US and Canada during its opening weekend with an estimated $6M budget, it goes onto garner a worldwide gross of ~$246M. #GODFATHER is released.

#GODFATHER

'71 THE GODFATHER SCREENPLAY

COMING SOON

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DESCRIPTION OF SERIES 1971 THE GODFATHER SCREENPLAY

Investment Overview

•Upon completion of the Series #GODFATHER Offering, Series #GODFATHER will purchase a 1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola for Series #GODFATHER (The “Series 1971 The Godfather Screenplay” or the “Underlying Asset” with respect to Series #GODFATHER, as applicable), the specifications of which are set forth below.

•The Godfather is a 1972 gangster film released in 1972, adapted from the 1969 best-selling novel by Mario Puzo. The film is set in the 1940s and follows the fictional New York Mafia family, the Corleones. It stars Marlon Brando, Al Pacino, and Diane Keaton. It was directed and co-adapted for the screen by Francis Ford Coppola.

•Francis Ford Coppola is the director and co-writer of The Godfather. His first successful feature film as director was Finian’s Rainbow in 1968. He also wrote the 1970 film Patton, which received internationally acclaim.

•The Underlying Asset is a 1971 The Godfather Screenplay.

Asset Description

Overview & Authentication

•Mario Puzo was born to poor, illiterate immigrant parents from Avellino, Naples on October 15, 1920 in Hell’s Kitchen, New York City.

•Francis Ford Coppala born on April 7, 1939. He was bedridden with polio during his childhood, which inspired him to entertain himself in creative ways such as putting on puppet shows. He developed an interest in film and studied theater at Hoftra University. After graduating in 1960, he went on to attend UCLA’s film program where he worked with director/producer Roger Corman and screenwriter Dorothy Arzner.

•In 1950, The American Vanguard published Puzo’s story, The Last Christmas, Puzo’s first published work.  In 1955, at the age of 28, Puzo published his first novel, The Dark Arena. While it received positive critical reviews it did not bring in much money. He would publish a second book, The Fortunate Pilgrim, ten years later, to a similar response.

•In 1969, Mario Puzo published his book, The Godfather. This book became a bestseller, remaining on The New York Times bestsellers list for sixty-seven weeks.

•Industry veteran Roger Corman gave Coppala his first shot at directing a feature film. The film, Dementia 13, was a horror film about an axe-wielding murderer that stalks a scheming widow. It was both written and directed by Coppola.

•The Godfather was released on March 24, 1972, in the United States. Despite grossing only ~$302K in US and Canada during its opening weekend with an estimated $6M budget, it now holds a worldwide gross of ~$246M.

•During the 1973 Academy Awards, The Godfather won Best Picture, Best Actor in a Leading Role (Marlon Brando), Best Writing, and Best Screenplay Based on Material from Another Medium (Puzo, Coppola). It was nominated for 8 additional awards.

•The Godfather won the Anthony Asquith Award for Film Music at the 1973 BAFTAs. The film also won the Director’s Guild of America award for Outstanding Directorial Achievement in Motion Pictures for Francis Ford Coppola. The film won five Golden Globes at the 1973 Golden Globes including Best Motion Picture, Best Actor, Best Director, Best Screenplay, and Best Original Score. The film won a Grammy for Best Original Score Written for a Motion Picture or a Television Special. It won the 1973 Writers Guild of America Award for Best Drama Adapted from Another Medium.

•The Godfather had two direct sequels: The Godfather: Part II and The Godfather: Part III.  The Godfather: Part II had a budget of ~$13M with an opening weekend that brought in ~$171K and a worldwide gross of ~$48M. The Godfather: Part III had a budget of ~$54M with an opening weekend that brought in ~$6M and a worldwide gross of ~$136M.

•A 2006 video game, also called The Godfather, was released by EA Redwood Shores Studio on March 21, 2006. IGN gives it a rating of 7.9 out of 10. It was released for PC, PlayStation 2, and X-Box. The title was a large budget, open world action game.

•In 1977, an altered version of The Godfather and The Godfather: Part II were edited together with additional footage under the title, Mario Puzo’s The Godfather A Novel for Television. Released on November 12, 1977, it had a run-time of 7 hours and 14 minutes. It aired in the US on NBC.

•On February 9, 2017, Hitcents lanched The Godfather: Family Dynasty mobile game. The licensed free-to-play title uses The Godfather brand as an attempt to enrich the mob family genre of mobile games.

•Starting on February 25, 2022, Paramount will re-release The Godfather in limited AMC Theaters locations in Dolby Vision.

•In 2014, AFI released their 100 Greatest Movie Quotes of All Time. The line, “I’m gonna make him an offer he can’t refuse,” from the film was named second most memorable line in movie history.

•In 1998, a Time Out magazine poll ranked The Godfather in first place for The Top 100 Films of all time.

•On September 24, 1999, Entertainment Weekly named The Godfather best film in their 100 Greatest Movie Moments 1950-2000 list.

•Time Magazine named The Godfather as one of the 100 greatest films ever produced in February of 2005.

•The Writers Guild of America’s 2006 list of 101 Greatest Screenplay dubbed The Godfather the second greatest screenplay of all time, after Casablanca.

•In September 2008, Empire Magazine ran a best-ever film poll, and of the top 500 films The Godfather was named number one.

•The Hollywood Reporter named The Godfather number one of Hollywood’s 100 Favorite Films.

•Set for release in late April 2022, Paramount+ will air ‘The Offer,’ a series detailing the writing, bankrolling, and production of The Godfather. The series was written by Michael and multiple episodes were directed by Rocketman director Dexter Fletcher.

Notable Features

•The Underlying Asset is a second draft screenplay, with only three drafts total.

•The Underlying Asset is housed in a custom-made cloth flip-flop box with leather label.

•The Underlying Asset is a work-in-progress as demonstrated by a comparison with the filmed version which shows at least a dozen examples of dialogue variations on pages 39, 42, 49, 65, 71, 75, 79, 84, 93, 107, 132, 156, and 170 that were fine-tuned in the final draft. According to Biblio: “Among the changes: After the Godfather's capo, Clemenza, murders a traitor to the crime family, he says to his accomplice in the killing: "Leave the gun." The film compellingly adds the line: ‘Take the Cannoli.’”

•The Underlying Asset is a 1971 Second Draft Screenplay of The Godfather by Mario Puzo and Francis Ford Coppola.

Notable Defects

•The Underlying Asset exhibits “general wear.”

Details

Series 1971 The Godfather Screenplay
Title	The Godfather
Author	Mario Puzo and Francis Ford Coppola
Memorabilia Type	Working Script
Format/Binding	Embossed leatherette wrappers
Book Condition	Used - Some general wear to this working script of the groundbreaking film.

Rarity	1 of 1
Edition	Second Draft
Binding	Hardcover
Publisher	Paramount Pictures
Place of Publication	New York
Date Published	March 1, 1971

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1971 The Godfather Screenplay going forward.